Exhibit 21.1

BPZ Energy, Inc. (1)

(Colorado)

List of Subsidiaries and Branches

As of December 31, 2005

Name (2)	Jurisdiction

BPZ Energy, Inc. (3)	Texas

BPZ Energy, Inc., Sucursal Peru	Peru

SMC Ecuador, Inc. (4)	Delaware

SMC Ecuador, Inc., Sucursal Ecuador (5)	Ecuador

Navidec Financial Services, Inc. (6)	Colorado

Notes:

1)     The Company name was changed to BPZ Energy, Inc. from Navidec, Inc. on February 4, 2005.

2)     Except for Navidec Financial Services, Inc. (see Note 5 below), all subsidiaries are 100% owned, directly or indirectly.

3)     BPZ Energy, Inc., Texas consummated a merger with Navidec, Inc. on September 10, 2004.

4)     BPZ Energy, Inc., Sucursal Peru, is a registered Peruvian branch office of BPZ Energy, Inc., Texas.

5)     SMC Ecuador, Inc., Sucursal Ecuador, is a registered Ecuadorian branch office.

6)     The Company is contractually bound to spin-off Navidec Financial Services, Inc. (“NFS”) to the pre-merger shareholders of Navidec, Inc. Pending the distribution of NFS common shares to the beneficiaries of the spin-off, the Company is the nominal owner of those shares. While the Company may be deemed to have majority nominal ownership of the common stock of NFS, it does not control NFS. The Company’s nominal ownership interest in NFS was approximately 65% as of December 31, 2005.